EXHIBIT 15.1

Letterhead of Dacheng Law Offices LLP (Fuzhou)

October 24, 2013

Le Gaga Holdings Limited

Unit 1105, The Metropolis Tower

10 Metropolis Drive

Hung Hom, Kowloon

Hong Kong

Ladies and Gentlemen:

We hereby consent to the use of our name under the captions “Risk Factors” and “Regulations” in Le Gaga Holdings Limited’s Annual Report (the “Annual Report”) on Form 20-F for the year ended June 30, 2013, which will be filed with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended, on October 24, 2013. We also consent to the filing with the SEC of this consent letter as an exhibit to the Annual Report. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the regulations promulgated thereunder.

Sincerely Yours,

/s/ Hou Li
Hou Li, Partner Dacheng Law Offices LLP (Fuzhou)